The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 30, 2026

Pricing Supplement dated April , 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$● Capped Leveraged Barrier Notes due May 5, 2031 Linked to the Performance of a Basket Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes offer leveraged exposure to potential appreciation of the Basket from the Initial Basket Value to the Final Basket Value, subject to the Maximum Return. Investors should be willing to forgo dividend payments and, if the Final Basket Value is less than the Barrier Value, be willing to lose a significant portion or all of their investment at maturity.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:†	April 30, 2026	Final Valuation Date:†	April 30, 2031
Issue Date:	May 5, 2026	Maturity Date:†	May 5, 2031
Reference Assets:	An equally weighted basket (the “Basket”) consisting of the iShares® MSCI Brazil ETF (the “EWZ Fund”), the iShares® China Large-Cap ETF (the “FXI Fund”) and the iShares® MSCI India ETF (the “INDA Fund”) (each, a “Basket Component” and together, the “Basket Components”) in weighted allocations as set forth in the following table:
Basket Component	Bloomberg Ticker	Weight	Initial Component Value(1)
EWZ Fund	EWZ<Equity>	1/3	$●
FXI Fund	FXI<Equity>	1/3	$●
INDA Fund	INDA<Equity>	1/3	$●
(1) With respect to each Basket Component, the Closing Value of that Basket Component on the Initial Valuation Date
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪ If the Final Basket Value is greater than the Initial Basket Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)

▪ If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪ If the Final Basket Value is less than the Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Maximum Return:	At least 71.40%. Accordingly, assuming a Maximum Return of 71.40%, if the Basket Return is greater than or equal to 57.12%, you will receive the Maximum Return of 71.40%, which entitles you to the maximum payment at maturity of $1,714.00 per $1,000 principal amount Note. The actual Maximum Return will be determined on the Initial Valuation Date.
Upside Leverage Factor:	1.25
Barrier Value:	75, which is 75.00% of the Initial Basket Value

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.25%	96.75%
Total	$●	$●	$●	$●
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $850.00 and $890.20 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Barclays Capital Inc. will receive commissions from the Issuer of up to $32.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	100
Final Basket Value:

The Final Basket Value will be calculated as follows:

100 × [1 + (1/3 × Basket Component Return of the EWZ Fund) + (1/3 × Basket Component Return of the FXI Fund) + (1/3 × Basket Component Return of the INDA Fund)]

Basket Component Return:	With respect to each Basket Component, an amount calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Final Component Value:	With respect to each Basket Component, the Closing Value of that Basket Component on the Final Valuation Date
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749GRF6 / US06749GRF62

*	The Basket Components and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Basket Components” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You understand and accept that you may not participate in the full appreciation of the Basket, which may be significant, and that your potential return on the Notes is limited to the Maximum Return.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Basket.

•	You anticipate that the Final Basket Value will be greater than the Initial Basket Value.

•	You understand and accept the risks that (a) the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and (b) you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Basket Components.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Basket Components or the securities held by the Basket Components, nor will you have any voting rights with respect to the Basket Components or the securities held by the Basket Components.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that participates in the full appreciation of the Basket rather than an investment with a return that is limited to the Maximum Return.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Basket Value falls below the Barrier Value.

•	You do not anticipate that the Final Basket Value will be greater than the Initial Basket Value.

•	You are unwilling or unable to accept the risks that the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and that you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components, and/or that is based on a weighted allocation of the Basket Components as set forth herein.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Basket Components or the securities held by the Basket Components.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Maximum Return: 71.40% (the lowest Maximum Return that may be set on the Initial Valuation Date)

For information regarding recent values of the Basket Components, please see “Information Regarding the Basket Components” in this pricing supplement.

Final Basket Value	Basket Return	Payment at Maturity per $1,000 Principal Amount Note
200.00	100.00%	$1,714.00
190.00	90.00%	$1,714.00
180.00	80.00%	$1,714.00
170.00	70.00%	$1,714.00
160.00	60.00%	$1,714.00
157.12	57.12%	$1,714.00
150.00	50.00%	$1,625.00
140.00	40.00%	$1,500.00
130.00	30.00%	$1,375.00
120.00	20.00%	$1,250.00
110.00	10.00%	$1,125.00
105.00	5.00%	$1,062.50
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
75.00	-25.00%	$1,000.00
74.99	-25.01%	$749.90
70.00	-30.00%	$700.00
60.00	-40.00%	$600.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 190.00, resulting in a Basket Return of 90.00%.

Because the Final Basket Value is greater than the Initial Basket Value, you will receive a payment at maturity of $1,714.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)

$1,000 + ($1,000 × lesser of (a) 90.00% × 1.25 and (b) 71.40%)

$1,000 + ($1,000 × 71.40%) = $1,714.00

Example 1 demonstrates that you may not participate in the full appreciation of the Basket. Even though the Basket appreciated significantly, the payment at maturity is limited to $1,714.00 per $1,000 principal amount Note that you hold, which is the maximum payment on the Notes.

Example 2: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 110.00, resulting in a Basket Return of 10.00%.

Because the Final Basket Value is greater than the Initial Basket Value, you will receive a payment at maturity of $1,125.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)

$1,000 + ($1,000 × lesser of (a) 10.00% × 1.25 and (b) 71.40%)

$1,000 + ($1,000 × 12.50%) = $1,125.00

Example 3: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 90.00, resulting in a Basket Return of -10.00%.

Because the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

Example 4: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 50.00, resulting in a Basket Return of -50.00%.

Because the Final Basket Value is less than the Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -50.00%) = $500.00

Example 4 demonstrates that, if the Final Basket Value is less than the Barrier Value, your investment in the Notes will be fully exposed to the decline of the Basket from the Initial Basket Value.

You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, the Basket Components or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value. You may lose up to 100.00% of the principal amount of your Notes.

•	Your Potential Return on the Notes Is Limited to the Maximum Return—Any positive return on your Notes will not exceed a predetermined percentage of the principal amount, regardless of any appreciation in the value of the Basket, which may be significant. We refer to this percentage as the Maximum Return, which is equal to at least 71.40%. The actual Maximum Return will be determined on the Initial Valuation Date. Your return on the Notes will be less than the percentage change from the Initial Basket Value to the Final Basket Value if such percentage is greater than the Maximum Return.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Return will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may lose a significant portion of your investment even if one or more Basket Components performs positively.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of decline for the Basket Components. Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of, and any payments on, your Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Components on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Basket Components on the dates specified. You will not benefit from any more favorable values of the Basket Components determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Basket has increased from the Initial Basket Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Basket Components or the Securities Held by the Basket Components—The return on the Notes may not reflect the return you would realize if you actually owned the Basket Components or the securities held by the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components or the securities held by the Basket Components would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets—The component securities held by the Basket Components are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	Risks Associated with Emerging Markets—The component securities held by the Basket Components have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

•	The Value of each Basket Component Is Subject to Currency Exchange Risk with Respect to the U.S. Dollar and the Non-U.S. Currencies Represented in that Basket Component — Because the securities included in each Basket Component are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of that Basket Component, the value of each Basket Component will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of that Basket Component will be adversely affected and any payments on the Notes may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the Basket Components and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the Basket Components and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Basket Components, the United States and other countries important to international trade and finance.

•	Certain Features of the Basket Components Will Impact the Value of the Notes—The performance of each Basket Component will not fully replicate the performance of its Underlying Index (as defined below), and each Basket Component may hold securities or other assets not included in its Underlying Index. The value of each Basket Component is subject to:

O	Management risk. This is the risk that the investment strategy for a Basket Component, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Basket Component’s investment adviser may have the right to use a portion of that Basket Component’s assets to invest in shares of equity securities that are not included in its Underlying Index. Each Basket Component is not actively managed, and each Basket Component’s investment adviser will generally not attempt to take defensive positions in declining markets.

O	Derivatives risk. Each Basket Component may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus a Basket Component’s losses may be greater than if that Basket Component invested only in conventional securities.

O	Transaction costs and fees. Unlike the Underlying Indices, each Basket Component will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, a Basket Component may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Basket Component and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Basket Component and the liquidity of that Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of a Basket Component may vary substantially from the net asset value per share of that Basket Component. Because the Notes are linked to the performance of the Basket Components and not the Underlying Indices, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of a Basket Component. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of a Basket Component. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to a Basket Component or an Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of a Basket Component may add, delete or substitute the component securities held by that Basket Component or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index or make other methodological changes to that Underlying Index that could affect its performance. In addition, if the shares of a Basket Component are de-listed or if a Basket Component is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Basket Component or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Basket Component and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Component or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes— The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Components” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Basket and the Basket Components;

o	correlation (or lack of correlation) of the Basket Components;

o	the time to maturity of the Notes;

o	dividend rates on each Basket Component and the components of each Basket Component;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the Basket Components trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the Basket Components

iShares® MSCI Brazil ETF

According to publicly available information, the EWZ Fund is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of Brazilian equities, which is currently the MSCI Brazil 25/50 Index (with respect to the EWZ Fund, the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index that is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Brazil. For more information about the EWZ Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Performance of the EWZ Fund

The graph below sets forth the historical performance of the EWZ Fund based on the daily Closing Values from January 4, 2021 through April 28, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® MSCI Brazil ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® China Large-Cap ETF

According to publicly available information, the FXI Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large-capitalization Chinese equities that trade on the Hong Kong Stock Exchange, which is currently the FTSE China 50 Index (with respect to the FXI Fund, the “Underlying Index”). The Underlying Index is a free float-adjusted and foreign ownership limit-adjusted market capitalization index that is designed to represent the performance of the Chinese companies that are listed on the Hong Kong Stock Exchange. For more information about the FXI Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Performance of the FXI Fund

The graph below sets forth the historical performance of the FXI Fund based on the daily Closing Values from January 4, 2021 through April 28, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® China Large-Cap ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

iShares® MSCI India ETF

According to publicly available information, the INDA Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of Indian equities, which is currently the MSCI India Index (with respect to the INDA Fund, the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-capitalization segments of the Indian equity market. For more information about the INDA Fund, see “Exchange-Traded Funds—The iShares® MSCI India ETF” in the accompanying underlying supplement.

Historical Performance of the INDA Fund

The graph below sets forth the historical performance of the INDA Fund based on the daily Closing Values from January 4, 2021 through April 28, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® MSCI India ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. Moreover, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket Components. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.